Exhibit 10.1

CONFIDENTIAL

March 12, 2024

Jurgen Ingels

Board of Directors of Maria DB

699 Veterans Blvd.

Redwood City, CA 94063

Re:	Maria DB

Dear Mr. Ingels:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) between Maria DB (collectively with its affiliates and direct and indirect subsidiaries), (the “Client” or “Company”) and FTI Consulting, Inc. (“FTI”) concerning the Client’s engagement of FTI to provide a temporary employee to the Client to serve as the Chief Restructuring Officer (“CRO”) in connection with the Scope of Services (the “Services”) to be perfomed at the Client. This Agreement is effective on March 12, 2024 (the “Effective Date”). The FTI Standard Terms and Conditions attached hereto as Exhibit “A” are also incorporated herein and forms part of this Agreement.

1. Temporary Officers, Hourly Temporary Employees and Services

FTI will provide Christopher P. Creger (“Creger”) to serve as the Client’s Chief Restructuring Officer (the “CRO” and the “Temporary Officer”) reporting to the Board of Directors of Maria DB (the “Board”) in connection with the Engagement. The Temporary Officer, as well as any additional Hourly Temporary Staff, (as defined below), shall have such duties as the Board may from time to time determine, and shall at all times report to and be subject to supervision by the the Board. Without limiting the foregoing, the Temporary Officer, as well as any Hourly Temporary Staff, shall work with other senior management of the Client, and other professionals, to provide the Services.

In addition to providing the Temporary Officer, FTI may also provide the Client with additional staff (the “Hourly Temporary Staff” and, together with the Temporary Officer, the “FTI Professionals”), subject to the terms and conditions of this Agreement. The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board and/or Committee, as required, who shall also become Hourly Temporary Staff for purposes hereof. The initial schedule of Hourly Temporary Staff is set out on Exhibit “B”. FTI will keep the Board reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without first consulting with the Client.

If cases under the Bankruptcy Code are commenced and our retention is approved, our role will include serving as principal bankruptcy financial advisors to the debtors and debtors in possession in those cases under a general retainer, subject to court approval. Our role also will encompass all out-of-court planning and negotiations attendant to these tasks.

The services we will provide in connection with the Engagement will encompass all services normally and reasonably associated with this type of engagement that we are requested and are able to provide and that are consistent with our ethical obligations. With respect to all matters of our Engagement, we will coordinate closely with the Company as to the nature of the services that we will render and the scope of our engagement.

As usual, our Engagement is to represent the Company and not its individual directors, officers, employees or shareholders. However, we anticipate that in the course of that Engagement, we may provide information or advice to directors, officers or employees in their corporate capacities.

The engagement of FTI to perform the Services shall be subject to the approval of the Bankruptcy Court and shall be substantially as provided in this Agreement as modified by the retention order approved by the Bankruptcy Court. Client agrees, at Client’s expense, to file an application (the “Application”) to employ FTI as crisis and turnaround manager nunc pro tunc to the Effective Date pursuant to § 363 of the Bankruptcy Code. The Client agrees to file all required applications, including the Application, for the employment or retention of FTI at the earliest practical time.

The Services do not include (i) audit, legal, tax, environmental, accounting, actuarial, employee benefits, insurance advice or similar specialist and other professional services which are typically outsourced and which shall be obtained directly where required by the Client at Client’s expense; or (ii) investment banking, including valuation or securities analysis, including advising any party or representation of the Client on the purchase, sale or exchange of securities or representation of the Client in securities transactions. FTI is not a registered broker-dealer in any jurisdiction and will not offer advice or its opinion or any testimony on valuation or exchanges of securities or on any matter for which FTI is not appropriately licensed or accredited. An affiliate of FTI is a broker-dealer but is not being engaged by the Client to provide any investment banking or broker-dealer services. The Client agrees to supply office space, and office and support services to FTI as reasonably requested by FTI in connection with the performance of its duties hereunder.

Scope of Services

2.	The Services, to be performed at your direction, are expected to include the following:

Cash Flows and Liquidity Forecasting

•	Assisting with the development of weekly Debtor in Possession (“DIP”) cash flow forecasts and related liquidity forecasting tools to evaluate the Company’s cash flows under a variety of scenarios, including but not limited to a pre-arranged bankruptcy and a prolonged four month ch. 11 process;

•	Advise on any liquidity improvement opportunities and any vendor or customer management matters;

•	Assisting with developing weekly DIP flash reports to present the company’s actual results versus cash flow forecasts on a weekly basis;

•	Assisting with developing tactics and strategies for negotiating with vendors and other constituencies which can impact weekly cash flows and affect the Company’s liquidity needs;

•	Assisting in preparing interim financial forecast used to support financing to fund restructuring process;

•	Assisting with sizing DIP financing, and presenting cash flows to potential lenders;

•	Assess business plan and profitability, including initial recommendations to improve operations and cash flows;

•	Attending meetings, presentations and negotiations as may be requested by the Company; and

•	Providing other services as requested by the Company.

Requirements of Filing for Bankruptcy Court Protection

•	The Company has determined that it is appropriate to prepare a contingency plan addressing the potential that it will need to seek protection under the United States Bankruptcy Code at some point in the future. As part of this contingency preparation FTI has been asked to:

o	Develop a detailed approach to preparing the Company for one or more bankruptcy proceedings, including any potential recognition of U.S. proceedings, if necessary. The proceedings will be structured in the most cost effective and efficient manner possible suitable for the situation; and

o	Assist the Company in implementing such plan as requested by the Company.

•	Prepare the necessary financial and operating information for the:

o	Preparation of bankruptcy petitions and related documents;

o	Assisting with developing accounting and operating procedures to segregate pre petition and post-petition business transactions;

o	Assisting in the development of a creditor matrix;

o	Developing training materials and assist in training Company personnel with respect to chapter 11 procedures;

o	Assisting in the identification of executory contracts and unexpired leases;

o	Preparation of the statements of financial affairs, schedules, monthly operating reports, and other regular reports required in such proceedings;

o	Assisting in the development of a Key Employee Incentive Plan and a Key Employee Retention Plan, if needed;

o	Compilation and analysis of the information necessary for “First Day” and “Second Day” motions and orders; and

o	Establish the necessary procedures and processes to allow for the timely satisfaction of court mandated reporting requirements.

•	Coordinate developing the comprehensive strategic communications plans for all key stakeholders, including:

o	Communications strategy and counsel;

o	Media relations and leak management;

o	Material development across an stakeholders (media, employees, customers, vendors); and

o	Announcement execution support and training.

Requirements of Operating Under Bankruptcy Court Protection

•	Develop framework necessary to administer a comprehensive Chapter 11 claims process.

•	Assist the Company to prepare for the most efficient and effective resolution of any potential court-based restructuring, whether implemented through a Chapter 11 plan, a section 363 sale, or any other structure.

•	Attend meetings and assist in discussions (either before or after filing) with potential lenders, investors, creditors, committee(s), other parties in interest and/or professionals hired by the same, as requested by the Company.

•	Assist the Company in negotiations with creditors, suppliers, lessors and other interested parties as appropriate.

•	Assist the Company with the preparation and confirmation of a value optimizing Chapter 11 plan, and/or a sale of certain or substantially all the Company’s assets pursuant to section 363 of the Bankruptcy Code.

•	Upon written request from the Company, advise on communications plans, externally and internally, including employees, suppliers, customers, and other constituencies.

•	Render such other general business consulting or such other assistance as the Company’s management or counsel may deem necessary that are consistent with the role of a financial advisor and not duplicative of services provided by other professionals in this proceeding.

•	Assist the Company with any other customary services typical for an engagement of this type as may be mutually agreed to by the Company and FTI from time to time.

The Company agrees to provide FTI with confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with Section 6.3 of the FTI Standard Terms and Conditions attached hereto.

The Services may be performed by FTT or by any subsidiary of FTI, as FTI shall determine. FTI may also provide Services through its or its subsidiaries’ agents or independent contractors with the prior written consent (email being sufficient) of the Company. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees.

The Services, as outlined above, are subject to change as mutually agreed in writing (email being sufficient) between us and the Company.

FTI is engaged by the Company to provide the Services only. Accordingly, while we may from time to time suggest options which may be available to you and further give our professional evaluation of these options, the ultimate decision as to which, if any, of these options to implement rests with the Company, its management and board of directors. FTI and its employees will not make any management decisions for the Company and will not be responsible for communicating information concerning the Company to the public, the Company’s shareholders or others.

As part of the Services, FTI may be requested to assist the Company (and its legal or other advisors) in negotiating with the Company’s creditors and equity holders and with other interested parties. In the event that we participate in such negotiations, the representations made and the positions advanced will be those of the Company and its management, not FTI or its employees.

If cases under the Bankruptcy Code are commenced and our retention is approved, our role will include serving as principal bankruptcy financial advisors to the debtors and debtors in possession in those cases under a general retainer, subject to court approval. Our role also will encompass all out-of-court planning and negotiations attendant to these tasks.

The services we will provide in connection with the Engagement will encompass all services normally and reasonably associated with this type of engagement that we are requested and are able to provide and that are consistent with our ethical obligations. With respect to all matters of our Engagement, we will coordinate closely with the Company as to the nature of the services that we will render and the scope of our engagement.

As usual, our Engagement is to represent the Company and not its individual directors, officers, employees or shareholders. However, we anticipate that in the course of that Engagement, we may provide information or advice to directors, officers or employees in their corporate capacities.

2. Compensation to FTI

Hourly Rates

For services rendered by the CRO or the Hourly Temporary Staff will be billed at their current hourly rate. Fees are payable in advance and may be billed as frequently as weekly and will be billed not less frequently than monthly.

Per Hour (USD)
Chief Restructuring Officer	$1,095
Senior Managing Directors	1,045 – 1,495
Directors / Senior Directors / Managing Directors	785 – 1,055
Consultants/Senior Consultants	435 – 750
Administrative / Paraprofessionals	175 – 325

Hourly rates are generally revised periodically. We will notify you of any changes to our rates. To the extent this engagement requires services of our International divisions or personnel, the time will be multiplied by our standard hourly rates applicable for the International divisions or personnel. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

In addition to the fees outlined above, FTI will bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement. Allocated expenses include the cost of items which are not billed directly to the engagement but are incurred centrally, including out-of-pocket costs for data services and research materials which FTI subscribes to that we expect to use on your engagement, copying, phone charges, and other overhead expenses that are not billed through as direct reimbursable expenses and are calculated at 6.0% of FTI’s fees as described above. Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as internet access, telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to this engagement. Further, if FTI and/or any of its emloyees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

The Company agrees to promptly notify FTI if the Company or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

Cash on Account:

Initially, the Company will forward to us the amount of $250,000.00, which funds will be held “on account” to be applied to our professional fees, charges and disbursements for the Engagement (the “Initial Cash on Account”). To the extent that this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion. The Company agrees to increase or supplement the Initial Cash on Account from time to time during the course of the Engagement in such amounts as the Company and we mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

We will send the Company periodic invoices (not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above, and in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain. Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services. Upon transmittal of the invoice, we may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice. The Company agrees that invoices are due upon receipt and will promptly wire the invoice amount to us as replenishment of the Initial Cash on Account (together with any supplemental amount to which we and the Company mutually agree), without prejudice to the Company’s right to advise us of any differences it may have with respect to such invoice. We have the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Company’s opportunity to review our statements.

In a case under the Bankruptcy Code, fees and expenses may not be paid without the express prior approval of the bankruptcy court. In most cases of this size and complexity, on request of a party in interest, the bankruptcy court permits the payment of interim fees during the case. The Company agrees that, if asked to do so by us, the Company will request the bankruptcy court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees. If the bankruptcy court approves such a procedure, we will submit invoices on account against our final fee. These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our representation.

In preparation for the filing of any cases under the Bankruptcy Code, we also may require an additional on account payment to supplement the Initial Cash on Account to cover fees, charges and disbursements to be incurred during the initial phase of the chapter 11 cases (the “Additional Cash on Account”). We will hold the Additional Cash on Account, as we have the Initial Cash on Account. Of course, the reasonableness of the Additional Cash on Account remains subject to review by the court in any ensuing case.

If any of the Company’s entities become a debtor in one or more cases under the Bankruptcy Code, some fees, charges, and disbursements (whether or not billed) incurred before the filing of bankruptcy petitions (voluntary or involuntary) might remain unpaid as of the date of the filing. The unused portion, if any, of the Initial Cash on Account and the Additional Cash on Account will be applied to any such unpaid pre-petition fees, charges and disbursements. Any requisite court permission will be obtained in advance. We will then hold any portion of the Initial Cash on Account and the Additional Cash on Account not otherwise properly applied for the payment of any such unpaid pre-filing fees, charges and disbursements (whether or not billed) as on account cash to be applied to our final invoice in any case under the Bankruptcy Code.

Post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court. The Company understands that while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Company shall nevertheless remain liable for payment of court approved post-petition fees and expenses. Such items are afforded administrative priority under 11 U.S.C. § 503(b)(l). The Bankruptcy Code provides in pertinent part, at 11 U.S.C. § 1l29(a)(9)(A), that a plan cannot be confirmed unless these priority claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment). It is agreed and understood that the unused portion, if any, of the Initial Cash on Account (as may be supplemented from time to time) and the Additional Cash on Account shall be held by us and applied against the final fee application filed and approved by the court.

Additional Provisions Regarding Fees:

a)	FTI may stop work or terminate the Agreement immediately upon the giving of written notice to the Client (i) if payments are not made in accordance with this Agreement, (ii) if the Application is not approved by the Bankruptcy Court, (iii) if the Chapter 11 case is dismissed or converted to a Chapter 7 proceeding, or (iv) if a Chapter 11 Trustee or other responsible person is appointed.

b)	If, and only if, local Bankruptcy rules or the order approving the Application so require, FTI shall file with and serve on creditors entitled to notice thereof, a statement of staffing, professional services, compensation or expenses, on a quarterly basis, or as the Bankruptcy Court or rules may direct, and creditors and other parties in interest shall have an opportunity to object thereto and request a hearing thereon. (ii) In the event that FTI is employed post-petition as a “professional person” pursuant to § 327 of the Bankruptcy Code, Bankruptcy Court approval will generally be required to pay FTI’s fees and expenses for Post-petition Services. In most cases of this size and complexity, on request of a party in interest, the bankruptcy court permits the payment of interim fees during the case. The Client agrees that in this situation it will, at the Client’s expense, request the Bankruptcy Court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees. If the Bankruptcy Court approves such a procedure, we will submit invoices on account against our final fee. These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our Engagement.

c)	Any unpaid post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court. The Client understands that while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Client shall nevertheless remain liable for payment of court approved post-petition fees and expenses. Such items are afforded administrative priority under 11 U.S.C. § 503(b)(l). The Bankruptcy Code provides in pertinent part, at 11 U.S.C. § 1l29(a)(9)(A), that a plan cannot be confirmed unless administrative claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment). It is agreed and understood that the unused portion, if any, of the Cash on Account shall be held by us and applied against the final fee application filed and approved by the court.

d)	Client agrees that FTI is not an employee of the Client and the FTI employees and independent FTI contractors who perform the Services are not employees of the Client, and they shall not receive a W-2 from the Client for any fees earned under this engagement, and such fees are not subject to any form of withholding by the Client. The Client shall provide FTI a standard form 1099 on request for fees earned under this Engagement.

e)	Copies of Invoices shall be sent by facsimile or email as follows:

To the Client at:

Board of Directors of Maria DB

699 Veterans Blvd.

Redwood City, CA 94063

jingels@smartfinvc.com

Attention: Jurgen Ingels

To the Client’s Counsel at:

[Counsel to Board of Directors of Maria DB

[Cousnel Address]

[Counsel Email]

[Attention: ]

If a dispute develops about our fees, the Company may be entitled under Part 137 of the Rules of the Chief Administrator of the New York Courts to arbitration of that dispute if it involves more than $150,000.

3. Availability of Information

In connection with FTI’s activities on the Client’s behalf, the Client agrees (i) to furnish FTI with all information and data concerning the business and operations of the Client which FTI reasonably requests, and (ii) to provide FTI with reasonable access to the Client’s officers, directors, partners, employees, retained consultants, independent accountants, and legal counsel. FTI shall not be responsible for the truth or accuracy of materials and information received by FTI under this agreement.

4. Notices

Notices under this Agreement to the Client shall be provided as set forth in paragraph 2(e).

Notices to FTI shall be to:

1166 Avenue of the Americas, 15th Floor

New York, NY 10036

Attn: Christopher Creger

Phone: (347)-266-4008

Fax: (212) 841-9350
Email: chris.creger@fticonsulting.com

Notices shall be provided by (a) fax and email, (b) hand delivery, or (c) overnight delivery. If provided by fax and email or hand delivery, they shall be deemed effective the date given. If provided by overnight delivery, they shall be deemed effective on the date of actual receipt.

5. Miscellaneous

This Agreement: represents the entire understanding of the parties hereto and supersedes any and all other prior agreements among the parties regarding the subject matter hereof; shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns; may be executed by facsimile (followed by originals sent via regular mail), and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and may not be waived, modified or amended unless in writing and signed by a representative of the Client and FTI. The provisions of this Agreement shall be severable. No failure to delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a waiver thereof.

Based on our understanding of the parties involved in this matter, we have compiled a list of interested parties (the “Potentially Interested Parties”) and have undertaken a limited review of our records to determine FTI’s professional relationships with the Company and such Potentially Interested Parties. From the results of such review, we are not aware of any conflicts of interest or relationships that we believe would preclude us from performing the Services.

As you know, however, we are a large consulting firm with numerous offices throughout the world. We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties.

The FTI professionals providing services hereunder will not accept an engagement that directly conflicts with this Engagement without your prior written consent.

If this letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this letter to us.

Very truly yours,

FTI CONSULTING, INC.

By:	/s/ Christopher Creger
Name:	Christopher Creger
Title:	Senior Managing Director, Corporate Finance and Restructuring Practice

ACCEPTED AND AGREED this 13 day of March, 2024.

On behalf of the Board of Managers at Maria DB

By:	/s/ Jurgen Ingels
	Name:	Jurgen Ingels
	Title:	Board of Directors of Maria DB

By:	/s/ Michael Fanfant
	Name:	Michael Fanfant
	Title:	Board of Directors of Maria DB

Date:

EXHIBIT A

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with the Maria DB dated as of March 11, 2024 (the “Engagement Letter”). The Engagement Letter and these Standard Terms and Conditions annexed thereto (collectively, the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1	Use and purpose of advice and reports – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent, which shall be conditioned on the execution of a third party release letter in the form provided by FTI and attached hereto as Schedule A. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1	Provision of information and assistance – Our performance of the Services is dependent upon you and the Company providing us with such information and assistance as we may reasonably require from time to time.

2.2	Punctual and accurate information – You and Company personnel shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required. You and the Company shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3	No assurance on financial data – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4	Prospective financial information – In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.	Additional Services

3.1	Responsibility for other parties – You and the Company shall be solely responsible for the work and fees of any other party engaged by you or the Company to provide services in connection with the Engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract (including section 2 of the Engagement Letter with respect to the retention of certain agents and independent contractors), we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you or the Company, other than our agents or independent contractors engaged to provide Services, without your or the Company’s written authorization.

4.	Confidentiality

4.1	Restrictions on confidential information – All parties to this Engagement Contract agree that any confidential information received from the other parties shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, no party will disclose other contracting party’s confidential information to any third party without such party’s consent. Confidential information shall not include information that:

4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

4.1.3	is or has been independently developed by the recipient (without the use of confidential information).

4.2	Disclosing confidential information – Notwithstanding Clause 1.1 or 4.1 above, all parties will be entitled to disclose confidential information to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other parties.

4.3	Citation of engagement – Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4	Internal quality reviews – Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews; provided, that we shall cause such persons to keep such information confidential in accordance with the terms of this Engagement Contract.

4.5	Maintenance of workpapers – Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies; provided, that we shall keep such materials confidential in accordance with the terms of this Engagement Contract.

4.6	Data Protection – In this paragraph, the terms “controller”, “personal data”, “processed”, “processor”, “processing” shall have the meaning given to them, or any equivalent terms, in applicable data protection laws. FTI and the Client will each act as separate and individual controllers in relation to any personal data processed by the Client or FTI in connection with this Engagement Contract. FTI and the Client will each comply with its own respective obligations under applicable data protection laws in relation to their processing of personal data under this Engagement Contract. Should the Services involve cross border transfers of personal data, FTI and the Client hereby enter into Module 1 of the EU Standard Contractual Clauses published by the European Commission and the UK Addendum to the EU Standard Contractual Clauses published by the ICO (where applicable) (together the (“Standard Contractual Clauses”)), with either the Client or FTI acting as data exporter and either the Client or FTI as data importer, as appropriate), in respect of any international transfer of personal data which would be prohibited by applicable data protection law in the absence of the Standard Contractual Clauses, in the form and manner set out at https://ftitechnology.com/trust/cidta. The Client acknowledges that FTI may appoint processors to process personal data on its behalf in connection with the services. Such processors may be located overseas. Where required by applicable data protection law, FTI will enter into appropriate safeguards with these processors. Client and FTI agree that agree that no “sale” (as that term is defined under applicable data protection laws) of personal data is intended as part of the Engagement Contract, and both parties will take steps to ensure no sale occurs. The parties agree that any provision of personal data by one party to another under the Engagement Contract is necessary to perform a business purpose and is not part of, and explicitly excluded from, the exchange of consideration, or any other thing of value, between the parties.

5.	Termination

5.1	Termination of Engagement with notice – Termination of Engagement with notice –This Agreement is terminable by the Client or by FTI at any time upon the giving of thirty (30) days written notice. Upon such termination by the Client (the “Termination Date”), FTI shall cease work and the Client shall have no further obligation for fees and expenses of FTI arising or incurred after the Termination Date, provided, however, that, notwithstanding any termination by the Client or by FTI in the circumstances described in paragraph (a) under “Additional Provisions Regarding Fees” in the Engagement Letter.

The Client shall reimburse FTI for its out-of-pocket expenses (the “Termination Expenses”) incurred in connection with commitments made by FTI prior to the Termination Date with respect to advance travel arrangements reasonably incurred, to the extent FTI is unable to obtain refunds of such expenses. FTI shall provide the Client with reasonable documentation to substantiate all Termination Expenses for which payment is requested; and

5.2	Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification, Insurance and Liability Limitation

6.1	Indemnification –

Subject to any limitation post-petition required by the Bankruptcy Court, the Client agrees to indemnify and hold harmless FTI and its shareholders, directors, officers, managers, employees, contractors, agents and controlling persons (each, an “Indemnified Party”) from and against any losses, claims, damages or expenses, or if same was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation, in each case by reason of (or arising in part out of) any event or occurrence related to this agreement or any predecessor agreement for services or the fact that any Indemnified Party is or was an agent, officer director, employee or fiduciary of the Client, or by reason of any action or inaction on the part of any Indemnified Party while serving in such capacity (an “Indemnifiable Event”) against expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Indemnifiable Event. The Application shall include the assumption by the Client of FTI’s right to indemnification in respect of its actions under this Agreement prior to the Petition Date. The Indemnified Party shall promptly forward to the Client all written notifications and other matter communications regarding any claim that could trigger the Client’s indemnification obligations under this Section 6. If the Client so elects or is requested by an Indemnified Party, the Client will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnified Party is advised by counsel that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Client, and such Indemnified Party is advised by counsel that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Client, or if the Client fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Client will pay the reasonable fees and disbursements of such counsel; provided, however, that the Client will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for an Indemnified Party in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Client assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense. The Client further agrees that the Client will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party or any other Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless (i) to the extent that such settlement, compromise or consent purports directly or indirectly to cover the Indemnified Party or any other Indemnified Party, such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) to the extent that such settlement, compromise or consent does not purport directly or indirectly to cover the Indemnified Party or any other Indemnified Party, the Client has given the Indemnified Party reasonable prior written notice thereof and used all reasonable efforts, after consultation with the Indemnified Party, to obtain an unconditional release of the other Indemnified Parties hereunder from all liability arising from all liability arising out of such claim, action, suit or proceeding. The Indemnified Party shall not enter into any closing agreement or final settlement that could trigger the Client’s indemnification obligations under this Section 6 without the written consent of the Client, which shall not unreasonably be withheld or delayed or conditioned. The Client will not be liable for any settlement of any action, claim, suit or proceeding affected without the Client’s prior written consent, which consent shall not be unreasonably withheld or delayed or conditioned, but if settled with the consent of the Client or if there be a final judgment for the plaintiff, the Client agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment, as the case may be.

6.2	Insurance – In addition to the above indemnification and provision regarding advancement of fees/expenses, FTI employees serving as directors or officers of the Company or its affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise. The Company shall specifically include and cover employees and agents serving as directors and officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees. Prior to FTI accepting any director or officer position, the Company shall, at the request of FTI, provide FTI a copy of its current D&O policy, a certificate of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other document that FTI may reasonably request evidencing the appointment and coverage of the indemnitees. The Company shall maintain such D&O insurance for the period through which claims can be made against such persons. In the event the Company is unable to include FTI employees and agents under the Company’s policy or does not have first dollar coverage acceptable to FTI in effect for at least $10 million, FTI may, subject to the prior written consent of the Company, attempt to purchase a separate D&O insurance policy that will cover the FTI employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. Notwithstanding anything to the contrary, the Company’s indemnification obligations in this Section 6 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of FTI, its affiliates and insurers to the indemnitees (which shall be secondary), and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by FTI or otherwise).

In connection with this engagement Client represents to FTI that Client hereby represents that (i) it has timely remitted and will continue to timely remit to the appropriate beneficiaries all employee source deductions, payroll and other taxes, benefits deductions, and contribution to employee benefit programs, and has timely collected and remitted sales and use and other similar taxes to appropriate collecting authorities and will continue timely to do so; (ii) there is no litigation or other proceeding pending, or to knowledge of Client, threatened (nor is Client aware of facts that could give rise to such), in each case that seeks or could give rise to personal liability of officers and directors of Client; and (iii) Client has been in continuing compliance with all applicable laws and regulations concerning the discharge, treatment, storage, transportation or use of hazardous materials and is aware of no facts or circumstances that could give rise to Client responsibility or liability under such laws and regulations.

6.3	Limitation of liability –

You and the Company agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of an Indemnified Person or Persons. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

7.	Governing Law, Jurisdiction, WAIVER OF JURY TRIAL, and Compliance with Law

7.1	Governing LawThe Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York , without giving effect to the choice of law provisions thereof.

7.2	Jurisdiction. - The United States District Court for the Southern District of New York and the appropriate Courts of the State of New York sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The Bankrutpcty Court having jurisdiction over the Client’s Bankruptcy case shall have exclusive jurisdictrion in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising form it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

7.3	WAIVER OF JURY TRIAL – TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, THE COMPANY AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE TO WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR THIS ENGAGEMENT CONTRACT.

7.4	Compliance with Laws – The Company agrees that it will comply with all anti-corruption, anti-money laundering, anti-bribery and other economic sanctions laws and regulations of the United States, United Kingdom, European Union and United Nations (collectively, the “ABC/AML/Sanction Laws”) in connection with this Engagement. The Company further agrees that it shall not, and it shall procure its employees not to, pay or cause other person(s) to pay FTI using any funds that would result in a violation of any of the ABC/AML/Sanction Laws by either Company or FTI, or otherwise take any action that would result in a violation of any of the ABC/AML/Sanction Laws by either Company or FTI. The Company shall promptly notify FTI in the event of any violation or failure to comply with ABC/AML/Sanction Laws in connection with this Engagement, or allegations relating thereto, by the Company or its directors, officers, employees or agents.

FTI CONSULTING, INC.

Confirmation of Standard Terms and Conditions

Subject to the terms and conditions of the Engagement Letter, we agree that FTI Consulting, Inc. is engaged upon the terms set forth in these Standard Terms and Conditions as outlined above.

On behalf of Maria DB

By:	/s/ Jurgen Ingels
	Name:	Jurgen Ingels
	Title:	Director and Chairman of the Board

Date: March 13, 2024

EXHIBIT B

INITIAL SCHEDULE OF HOURLY TEMPORARY STAFF

Staff	Level	Hourly Rate

TBD	TBD	TBD